Exhibit 99.1

News Release 22 West Washington Street Chicago, Illinois 60602 Telephone: +1 312 696-6000 Facsimile: +1 312 696-6009

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2019 Financial Results

CHICAGO, Feb. 20, 2020 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced fourth-quarter and full-year 2019 financial results driven by strong revenue growth and cash flow.

"We’re proud of the strides we made in empowering investor success in 2019, including the acquisition of DBRS, the fourth-largest global credit ratings agency,” said Kunal Kapoor, Morningstar's chief executive officer. “We’re pleased with our integration progress to date and remain encouraged by our unique opportunity to improve transparency in the credit ratings space. In response to growing global demand for both low-cost and sustainable investment solutions, we made important senior-level hires and continued to innovate in the areas of indexes and ESG. We also expanded our advisor-focused offerings, which include Goal Bridge, a planning tool that connects financial planning to investment planning, and a new managed accounts solution that helps advisors better serve retirement plans.

"We continue to make strategic investments for growth across our portfolio through workforce additions in key areas, global facility expansions and improvements, ongoing infrastructure support, and product innovation. While these actions are contributing to an increase in operating expenses, we achieved record revenue and free cash flow in 2019. We’re confident that the choices we’re making will serve the modern investor well while positioning Morningstar for continued growth."

Fourth-Quarter 2019 Financial Highlights

▪	Revenue increased 26.5% to $332.4 million. DBRS Morningstar represented 17.1 percentage points of growth, while all other Morningstar product areas contributed 9.4 percentage points.
▪	Organic revenue growth, which excludes DBRS Morningstar and currency effects, was 9.7%[1].
▪	Operating income decreased 19.5% to $39.7 million; adjusted operating income, which excludes all merger and acquisition (M&A)-related expenses and amortization, increased by 5.3%.
▪	Diluted net income per share declined 35.4% to $0.64 versus $0.99 in the prior period, which included the $0.07 per share dilutive impact of DBRS Morningstar and a $0.12 per share impact from the higher effective tax rate in the quarter.

Full-Year 2019 Financial Highlights

▪	Revenue increased 15.6% to $1.2 billion; organic revenue growth was 8.4%, or 9.5% excluding the non-recurring benefit of a license amendment from the prior year.
▪	Operating income decreased 12.1% to $189.6 million; adjusted operating income declined 1.4%.
▪	Diluted net income per share declined 17.2% to $3.52 versus $4.25 in 2018, which included the $0.18 per share dilutive impact of DBRS Morningstar.
▪	DBRS Morningstar results would have been accretive by $0.22 per diluted share, excluding deal-related expenses and amortization.
▪	Cash provided by operating activities increased 6.2% to $334.4 million; free cash flow was $254.4 million, or 6.6% higher than 2018.

1.	(Note: DBRS Morningstar includes the combined operations and financial performance of DBRS and Morningstar Credit Ratings since the close of the acquisition on July 2, 2019. References to "deal-related expenses and amortization" are specific to the DBRS Morningstar transaction. Reconciliation tables for all non-GAAP measures can be found at the end of this press release.)

Overview of Financial Results

Fourth-Quarter Results

Revenue for the fourth quarter of 2019 was $332.4 million, an increase of 26.5% compared with the fourth quarter of 2018, or 9.7% higher on an organic basis. The contribution of DBRS Morningstar was $46.2 million, or 17.1 percentage points in the quarter, and the remainder of Morningstar contributed $23.5 million, or 9.4 percentage points to revenue growth.

License-based revenue grew 10.2% year over year, supported by ongoing demand for PitchBook in the United States, and positive global contributions from Morningstar Data and Morningstar Direct, with particularly strong growth in continental Europe, the United Kingdom, and Asia.

Drivers of asset-based revenue remained consistent as positive equity market performance continued to be a key contributor to growth. Average assets under management and advisement increased by 12.1% year over year, while assets linked to Morningstar Indexes grew 44.7%. Morningstar Investment Management revenue increased 12.1% as the gross revenue contribution from the Morningstar Funds Trust largely offset ongoing fee compression resulting from a shift in the asset mix to lower-fee strategies. Workplace Solutions revenue grew by 4.7% year over year.

Transaction-based revenue more than tripled year over year, driven by the contribution of DBRS Morningstar. Excluding the impact of the combined credit ratings operations, transaction-based revenue declined by 15.2% due to a decrease in advertising revenue on Morningstar.com.

Operating expense increased 37.2% to $292.7 million in the fourth quarter of 2019. DBRS Morningstar contributed 20.6% to operating expense growth, which includes deal-related expenses and amortization and costs related to a pending regulatory settlement. Operating expenses for the remainder of Morningstar increased 16.6% as the Company continued to invest in growth across the business. Primary drivers were higher compensation and benefits, production expenses, stock-based compensation, and sales commissions. Compensation costs increased in support of PitchBook's growth, including the expansion of sales, marketing, and data collection resources, and other product development work across Morningstar. Benefits expense rose primarily due to higher healthcare costs compared with the prior-year period. Production expense included fees paid to sub-advisors relating to the Morningstar Funds Trust and higher cloud-based computing costs. Consistent with prior quarters, increases in stock-based compensation were driven by the ongoing achievement of incentive targets under the PitchBook management bonus plan. Higher sales commissions reflected strong company-wide selling activity in the fourth quarter.

Fourth-quarter operating income was $39.7 million, a decrease of $9.6 million, or 19.5% compared with the prior-year period. Excluding the impact of deal-related expenses and amortization, DBRS Morningstar contributed $11.9 million to operating income in the current quarter, while operating income for the remainder of Morningstar declined by $9.7 million. Adjusted operating income, which excludes all M&A-related expenses and amortization, was $57.2 million in the quarter, an increase of 5.3% compared with the prior-year period.

Fourth-quarter operating margin was 11.9%, compared with 18.8% in the prior-year period. Adjusted operating margin was 17.1% in the fourth quarter of 2019, versus 20.7% in the prior-year period.

Net income in the fourth quarter of 2019 was $27.6 million, or $0.64 per diluted share, as compared with $42.4 million, or $0.99 per diluted share, in the fourth quarter of 2018. The effective tax rate for the fourth quarter of 2019 was 24.8% versus 11.5% in the prior-year period, which benefited from the finalization of outstanding tax reform matters.

Full-Year 2019 Results

Revenue for 2019 was $1.2 billion, an increase of 15.6% compared with 2018. The contribution of DBRS Morningstar was $91.3 million, or 8.7 percentage points of revenue growth for the full year. All other Morningstar product areas contributed to revenue growth by $67.8 million, or 6.9 percentage points. Revenue growth was balanced across geographies, with license-based revenue higher by 8.1%, asset-based revenue increasing 5.6%, and transaction-based revenue growing 127.8% on a reported basis.

Organic revenue growth in 2019 was 8.4%. Excluding $10.5 million of non-recurring revenue from a license amendment in 2018, organic revenue growth would have increased by 9.5%.

Operating expense increased 23.0% for the year. Operating expenses related to DBRS Morningstar contributed 10.9% of the overall increase, including deal-related expenses and amortization and costs related to a pending regulatory settlement. Operating expenses for the remainder of Morningstar increased 12.1%, largely driven by higher salaries and bonus expenses, production expenses, stock-based compensation, and facilities.

Operating income was $189.6 million, a decrease of 12.1% compared with the prior year. Adjusted operating income declined 1.4%. The license amendment negatively impacted operating and adjusted operating income growth by 4.5%. Operating margin was 16.1% in 2019, compared with 21.2% in 2018, or 20.3%, excluding the license amendment. Adjusted operating margin was 19.8% in 2019 versus 23.2% in the prior year, or 22.4%, excluding the license amendment.

Net income was $152.0 million, or $3.52 per diluted share, compared with $183.0 million, or $4.25 per diluted share for the year ended Dec. 31, 2018. Net income for 2019 included an after-tax gain of $0.33 per share from the sale of an equity method investment in the third quarter. Net income for 2018 included after-tax gains on sales of a product line and a portion of an equity method investment that totaled $0.28 per diluted share, and a $0.18 per diluted share benefit related to a license amendment. Collectively, these items had a favorable impact of $0.46 per diluted share in 2018. Excluding these items in both 2018 and 2019, net income per diluted share declined by 15.8% in 2019.

The effective tax rate for the full year 2019 was 23.1%, as compared with 20.7% for the full year 2018.

Update on Key Product Areas

Morningstar tracks the performance of key product areas expected to provide a greater contribution to growth as part of its long-term strategy, which include Morningstar Data, Morningstar Direct, PitchBook, Workplace Solutions, Morningstar Managed Portfolios, and DBRS Morningstar. The combination of DBRS and Morningstar’s U.S.-based credit ratings operations makes it difficult to ascribe the origin of revenue growth to either entity. As such, revenue from the entire credit ratings operation will be excluded from the reporting of organic revenue through the second quarter of 2020. Prior-period results have been adjusted to conform to this presentation. In the fourth quarter of 2019, organic revenue growth for the other five key product areas was 15.2%, compared to organic revenue growth of 9.7% for Morningstar as a whole.

The highlights below summarize key operating metrics as of and for the full year ended Dec. 31, 2019.

•	Revenue for Morningstar Data was up 6.3% to $196.8 million, or 8.4% excluding the impact of foreign currency.
•	Morningstar Direct licenses increased 5.8% to 15,903, and revenue grew 7.8% to $148.6 million, or 9.5%excluding the impact of foreign currency.
•	PitchBook licenses increased 59.7% to 36,695, and revenue grew 49.0% to $148.4 million.
•	Assets under management and advisement for Workplace Solutions rose 24.3% to $159.4 billion as of Dec. 31, 2019.
•	Assets under management and advisement in Managed Portfolios increased 13.1% to $73.5 billion as of Dec. 31, 2019.

Update on DBRS Morningstar Integration and Performance

DBRS Morningstar’s Canadian and European ratings operations continue to execute on their respective strategic initiatives to broaden fundamental and transactional rating opportunities with minimal impact from integration activities. DBRS Morningstar maintains a leadership position in its home market of Canada, while growth in Europe, a central strategic initiative to emerge as an alternative to the large legacy rating firms, remained strong.

In the U.S., the organization continued to make meaningful progress across all integration activities with a key focus on integrating analytical teams, rating processes, and methodologies in Structured Finance, where the two entities had the most overlap. In the fourth quarter of 2019, DBRS Morningstar communicated additional analytical model and methodology decisions and co-located the analyst teams under consolidated management, where possible. The analytical integration is now complete for more than 75% of rated asset classes.

While the required integration of rating methodologies temporarily led to lower ratings volume across certain structured finance asset classes in the U.S., there was robust issuance in DBRS Morningstar's key strategic asset classes, such as CMBS and RMBS, along with strong issuance activity and increased market coverage across the structured finance asset classes DBRS Morningstar rates in Europe. Steady corporate issuance in Canada also contributed to DBRS Morningstar's overall positive performance.

Balance Sheet and Capital Allocation

As of Dec. 31, 2019, the Company had cash, cash equivalents, and investments totaling $367.5 million and $502.1 million of long-term debt, compared with cash, cash equivalents, and investments of $395.9 million and $70.0 million of long-term debt as of Dec. 31, 2018. During the fourth quarter of 2019, the Company repaid $32.8 million of the outstanding balance on its new senior credit facility, for a total of $95.6 million of debt repayment since the close of the DBRS acquisition.

Cash provided by operating activities was $334.4 million for the full year 2019 compared with $314.8 million in the prior year. Free cash flow increased to $254.4 million for the full year 2019, compared with $238.7 million in the prior year. In 2019, the Company had limited share repurchase activity and paid $47.8 million in dividends.

Comparability of Year-Over-Year Results

In addition to the contribution from DBRS Morningstar and the deal-related expenses and amortization discussed above, certain other items affected the comparability of fourth-quarter and full-year 2019 results versus the same periods in 2018.

Fourth-Quarter 2019 Results

Fourth-quarter 2019 results include a $3.2 million increase in stock-based compensation, primarily driven by the continued achievement of incentive targets under the PitchBook management bonus plan. This reduced operating income growth by 6.5 percentage points and diluted net income per share by $0.05.

Fourth-quarter 2019 results also reflect the contribution of the Morningstar Funds Trust, which records revenue and sub-advisory fees on a gross basis. This resulted in a $3.2 million favorable impact to revenue and a corresponding increase in the cost of revenue, with no impact on operating income.

Foreign currency translation decreased revenue by $1.2 million, or 0.5%, and operating expenses by $1.0 million, or 0.5%, in the fourth quarter of 2019. This resulted in a $0.2 million increase in fourth-quarter operating income.

Full-Year 2019 Results

Full-year 2019 net income included a benefit of $14.4 million, or $0.33 per diluted share, from the sale of an equity method investment in the third quarter.

Full-year 2018 net income included an after-tax benefit of $7.8 million, or $0.18 per diluted share from the license amendment, and $11.9 million, or $0.28 per diluted share combined from the sales of the 15(c) consulting product and a portion of the Company’s equity ownership interest in Morningstar Japan KK.

Foreign currency translation decreased revenue by $12.3 million, or 1.2%, and operating expenses by $11.2 million, or 1.4%, for the year ended Dec. 31, 2019. This resulted in a $1.1 million increase in full-year operating income.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties-including securities analysts, current shareholders, potential shareholders, and others-to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $233 billion in assets under advisement and management as of Dec. 31, 2019. The Company has operations in 27 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; failing to differentiate our products and continuously create innovative, proprietary research tools and financial advisor software; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit ratings operations; volatility in the financial sector, global markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; trends in the asset management industry, including the increasing adoption of investment strategies and portfolios relying on passively managed investment vehicles and increased industry consolidation; liability relating to the collection or distribution of information and data we collect and produce or errors included therein; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312-646-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2020 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31			Year ended December 31
(in millions, except per share amounts)	2019	2018	change	2019	2018	change
Revenue	$332.4	$262.7	26.5%	$1,179.0	$1,019.9	15.6%
Operating expense:
Cost of revenue	142.1	108.9	30.5%	483.1	411.1	17.5%
Sales and marketing	48.2	34.8	38.5%	177.9	148.5	19.8%
General and administrative	68.7	44.2	55.4%	210.7	147.8	42.6%
Depreciation and amortization	33.7	25.5	32.2%	117.7	96.7	21.7%
Total operating expense	292.7	213.4	37.2%	989.4	804.1	23.0%
Operating income	39.7	49.3	(19.5)%	189.6	215.8	(12.1)%
Operating margin	11.9%	18.8%	(6.9)pp	16.1%	21.2%	(5.1)pp

Non-operating (loss) income, net:
Interest expense, net	(3.9)	(0.6)	550.0%	(8.7)	(1.8)	383.3%
Gain on sale of a product line	—	—	—%	—	10.5	NMF
Gain on sale of equity investments	—	—	—%	19.5	5.6	248.2%
Other (expense) income, net	(0.1)	(0.3)	(66.7)%	(1.9)	2.8	NMF
Non-operating (loss) income, net	(4.0)	(0.9)	344.4%	8.9	17.1	(48.0)%

Income before income taxes and equity in net income (loss) of unconsolidated entities	35.7	48.4	(26.2)%	198.5	232.9	(14.8)%
Equity in net income (loss) of unconsolidated entities	1.0	(0.5)	NMF	(0.9)	(2.1)	(57.1)%
Income tax expense	9.1	5.5	65.5%	45.6	47.8	(4.6)%
Consolidated net income	$27.6	$42.4	(34.9)%	$152.0	$183.0	(16.9)%

Net income per share:
Basic	$0.64	$0.99	(35.4)%	$3.56	$4.30	(17.2)%
Diluted	$0.64	$0.99	(35.4)%	$3.52	$4.25	(17.2)%
Weighted average shares outstanding:
Basic	42.8	42.7	0.2%	42.7	42.6	0.2%
Diluted	43.3	43.1	0.5%	43.2	43.0	0.5%

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
(in millions)	2019	2018	2019	2018
Operating activities
Consolidated net income	$27.6	$42.4	$152.0	$183.0
Adjustments to reconcile consolidated net income to net cash flows from operating activities	42.0	26.9	140.9	113.3
Changes in operating assets and liabilities, net	12.9	36.0	41.5	18.5
Cash provided by operating activities	82.5	105.3	334.4	314.8
Investing activities
Capital expenditures	(22.9)	(20.9)	(80.0)	(76.1)
Proceeds from sale of a product line	—	—	—	10.5
Acquisitions, net of cash acquired	(8.0)	(0.4)	(681.9)	(0.4)
Purchases of equity investments	(0.1)	(6.9)	(1.5)	(7.4)
Other, net	1.0	17.3	17.1	23.5
Cash used for investing activities	(30.0)	(10.9)	(746.3)	(49.9)
Financing activities
Common shares repurchased	—	(10.1)	(4.9)	(20.9)
Dividends paid	(11.9)	(10.7)	(47.8)	(42.6)
Repayments of long-term debt	(32.8)	(20.0)	(165.6)	(110.0)
Proceeds from long-term debt	—	—	610.0	—
Other, net	(4.9)	(2.8)	(18.0)	(15.3)
Cash (used for) provided by financing activities	(49.6)	(43.6)	373.7	(188.8)
Effect of exchange rate changes on cash and cash equivalents	9.4	(4.5)	3.0	(15.0)
Net increase (decrease) in cash and cash equivalents	12.3	46.3	(35.2)	61.1
Cash and cash equivalents-beginning of period	321.8	323.0	369.3	308.2
Cash and cash equivalents-end of period	$334.1	$369.3	$334.1	$369.3

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of December 31	As of December 31
(in millions)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$334.1	$369.3
Investments	33.4	26.6
Accounts receivable, net	188.5	172.2
Income tax receivable, net	6.3	1.8
Other current assets	40.9	31.7
Total current assets	603.2	601.6

Property, equipment, and capitalized software, net	154.7	143.5
Operating lease assets	144.8	—
Investments in unconsolidated entities	59.6	63.1
Goodwill	1,039.1	556.7
Intangible assets, net	333.4	73.9
Deferred tax asset, net	10.7	—
Other assets	25.4	15.0
Total assets	$2,370.9	$1,453.8

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$58.9	$54.4
Accrued compensation	137.5	109.5
Deferred revenue	250.1	195.8
Operating lease liabilities	35.8	—
Long-term debt	11.0	—
Other current liabilities	2.5	3.1
Total current liabilities	495.8	362.8

Operating lease liabilities, non-current	138.7	—
Accrued compensation	12.1	11.8
Deferred tax liability, net	95.0	22.2
Long-term debt	502.1	70.0
Other long-term liabilities	43.6	52.3
Total liabilities	1,287.3	519.1
Total equity	1,083.6	934.7
Total liabilities and equity	$2,370.9	$1,453.8

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended December 31			Year ended December 31
(in millions)	2019	2018	Change	2019	2018	Change
Revenue by type (1)
License-based (2)	$211.7	$192.1	10.2%	$812.7	$751.6	8.1%
Asset-based (3)	55.7	50.5	10.3%	211.6	200.4	5.6%
Transaction-based (4)	65.0	20.1	223.4%	154.7	67.9	127.8%

Key product area revenue (1)
Morningstar Data	$50.5	$47.6	6.1%	$196.8	$185.2	6.3%
Morningstar Direct	38.1	35.5	7.3%	148.6	137.9	7.8%
PitchBook	42.3	29.6	42.9%	148.4	99.6	49.0%
DBRS Morningstar (5)	57.9	11.7	394.9%	127.6	36.3	251.5%
Morningstar Investment Management	30.6	27.3	12.1%	115.9	111.2	4.2%
Morningstar Advisor Workstation	21.7	21.8	(0.5)%	88.5	90.0	(1.7)%
Workplace Solutions	20.2	19.3	4.7%	78.4	75.3	4.1%

	As of December 31
	2019	2018	Change
Select business metrics
Morningstar Direct licenses	15,903	15,033	5.8%
PitchBook Platform licenses	36,695	22,979	59.7%
Advisor Workstation clients (U.S.)	163	171	(4.7)%
Morningstar.com Premium Membership subscriptions (U.S.)	109,967	116,402	(5.5)%

	As of December 31
Assets under management and advisement (approximate) ($bil)	2019	2018	Change
Workplace Solutions
Managed Accounts	$74.8	$58.2	28.5%
Fiduciary Services	49.3	41.0	20.2%
Custom Models	35.3	29.0	21.7%
Workplace Solutions (total)	$159.4	$128.2	24.3%
Investment Management
Morningstar Managed Portfolios	$48.6	$41.7	16.5%
Institutional Asset Management	16.0	16.8	(4.8)%
Asset Allocation Services	8.9	6.5	36.9%
Investment Management (total)	$73.5	$65.0	13.1%

Asset value linked to Morningstar Indexes ($bil)	$67.7	$46.8	44.7%

Our employees (approx)
Worldwide headcount	6,737	5,416	24.4%

	Three months ended December 31			Year ended December 31
	2019	2018	Change	2019	2018	Change
Average assets under management and advisement ($bil)	$224.9	$200.6	12.1%	$214.0	$200.1	6.9%

(1) Revenue by type and key product area revenue includes the effect of foreign currency translations. For the year ended December 31, 2019, Morningstar Data, Morningstar Direct, and Morningstar Investment Management increased revenue by 8.4%, 9.5%, and 5.7%, respectively, whereas Advisor Workstation revenue declined by 1.5% when excluding the impact of foreign currency.

(2) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, PitchBook, and other similar products. Excluding the non-recurring revenue benefit from the license amendment in the prior period results, license-based revenue grew 10.0% during the twelve months ended 2019.

(3) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, Internet advertising sales, and conferences.

(5) Revenue for the three months and twelve months ended December 31, 2018 reflects Morningstar Credit Ratings. Revenue for the first six months of 2019 includes revenue from Morningstar Credit Ratings while revenue for the third and fourth quarters of 2019 includes revenue from DBRS Morningstar, the newly combined credit ratings operations. For the three months and six months ended 2019, transaction-based revenue derived primarily from one-time ratings fees was 67% and 63%, respectively. Recurring revenue from surveillance, research, and other services comprised the remainder in each respective period.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding DBRS Morningstar and the license amendment,
•	consolidated revenue, excluding acquisitions, divestitures, adoption of accounting changes, and the effect of foreign currency translations (organic revenue),
•	consolidated operating income, excluding DBRS Morningstar and the license amendment,
•	consolidated operating income, excluding all mergers and acquisitions (M&A) related expenses and amortization (adjusted operating income),
•	consolidated operating margin, excluding all M&A related expenses and amortization (adjusted operating margin),
•	consolidated diluted net income per share, excluding all M&A related expenses and amortization (adjusted diluted net income per share), and
•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period. In the third quarter of 2019, Morningstar Credit Ratings combined with DBRS to form DBRS Morningstar. The total contribution of DBRS Morningstar is excluded from organic revenue growth, as going forward it will be difficult to attribute revenue and related revenue growth to each entity on a standalone basis.

Morningstar presents certain non-GAAP measures to show the effect of the DBRS acquisition and deal-related amortization and integration expenses, better reflect period-over-period comparisons, and improve overall understanding of the underlying performance of the business absent the impact of the combined DBRS Morningstar operations.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31			Year ended December 31
(in millions)	2019	2018	change	2019	2018	change
Reconciliation from consolidated revenue to revenue excluding DBRS Morningstar and the license amendment:
Consolidated revenue	$332.4	$262.7	26.5%	$1,179.0	$1,019.9	15.6%
Less: DBRS Morningstar revenue (1)	(57.9)	(11.7)	394.9%	(127.6)	(36.3)	251.5%
Less: non-recurring license amendment	—	—	—%	—	(10.5)	NMF
Revenue excluding DBRS Morningstar and the license amendment	$274.5	$251.0	9.4%	$1,051.4	$973.1	8.0%

Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$332.4	$262.7	26.5%	$1,179.0	$1,019.9	15.6%
Less: acquisitions	(58.2)	(11.7)	397.4%	(107.8)	(20.2)	433.7%
Effect of foreign currency translations	1.2	—	NMF	12.3	—	NMF
Organic revenue	$275.4	$251.0	9.7%	$1,083.5	$999.7	8.4%
Less: non-recurring license amendment	—	—	—%	—	(10.5)	NMF
Organic revenue excluding the license amendment	$275.4	$251.0	9.7%	$1,083.5	$989.2	9.5%

Reconciliation from consolidated operating income to operating income excluding DBRS Morningstar and the license amendment:
Consolidated operating income	$39.7	$49.3	(19.5)%	$189.6	$215.8	(12.1)%
Add: DBRS Morningstar operating loss (income) including deal-related expenses and amortization (2)	2.0	2.1	(4.8)%	2.1	0.9	133.3%
Operating income excluding DBRS Morningstar	$41.7	$51.4	(18.9)%	$191.7	$216.7	(11.5)%
Less: non-recurring license amendment	—	—	—%	—	(10.5)	NMF
Operating income excluding DBRS Morningstar and the license amendment	$41.7	$51.4	(18.9)%	$191.7	$206.2	(7.0)%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$39.7	$49.3	(19.5)%	$189.6	$215.8	(12.1)%
Add: all intangible amortization expense	13.4	5.0	168.0%	36.5	20.7	76.3%
Add: all M&A-related expenses	4.1	—	NMF	7.2	—	NMF
Adjusted operating income	$57.2	$54.3	5.3%	$233.3	$236.5	(1.4)%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	11.9%	18.8%	(6.9)pp	16.1%	21.2%	(5.1)pp
Add: all intangible amortization expense	4.0%	1.9%	2.1pp	3.1%	2.0%	1.1pp
Add: all M&A-related expenses	1.2%	—%	1.2pp	0.6%	—%	0.6pp
Adjusted operating margin	17.1%	20.7%	(3.6)pp	19.8%	23.2%	(3.4)pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$0.64	$0.99	(35.4)%	$3.52	$4.25	(17.2)%
Add: all intangible amortization expense	0.23	0.09	155.6%	0.63	0.36	75.0%
Add: all M&A-related expenses	0.07	—	NMF	0.12	—	NMF
Adjusted diluted net income per share	$0.94	$1.08	(13.0)%	$4.27	$4.61	(7.4)%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$82.5	$105.3	(21.7)%	$334.4	$314.8	6.2%
Capital expenditures	(22.9)	(20.9)	9.6%	(80.0)	(76.1)	5.1%
Free cash flow	$59.6	$84.4	(29.4)%	$254.4	$238.7	6.6%

NMF - Not meaningful, pp - percentage points

(1) Revenue for the three months and twelve months ended December 31, 2018 reflects Morningstar Credit Ratings. Revenue for the first six months of 2019 includes revenue from Morningstar Credit Ratings while revenue for the third and fourth quarters of 2019 includes revenue from DBRS Morningstar, the newly combined credit ratings operations.

(2) Operating loss (income) for the three months and twelve months ended December 31, 2018 reflects Morningstar Credit Ratings. Operating loss for the first six months of 2019 includes operating loss from Morningstar Credit Ratings while operating loss for the third and fourth quarters of 2019 includes operating loss from DBRS Morningstar, the newly combined credit ratings operations. DBRS Morningstar operating loss (income) including deal-related expenses and amortization included $8.5 million and $3.4 million of amortization and deal-related expenses, respectively, during the three months ended December 31, 2019 and $17.1 million and $6.5 million of amortization and deal-related expenses, respectively, for the year ended December 31, 2019.

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